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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.       )*
                                         ------

                        Aquila Biopharmaceuticals, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 03839F107
                     ----------------------------------
                              (CUSIP Number)

                                April 9, 1998
--------------------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 22 pages

-------------------                                    ----------------------
CUSIP No. 03839F107                  13G               Page  2  of  23  Pages
-------------------                                    ----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     New Enterprise Associates VI, Limited Partnership
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     374,176
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  374,176
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     374,176
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
-------------------------------------------------------------------------------

                              Page 2 of 22 pages

-------------------                                    ----------------------
CUSIP No. 03839F107                 13G                Page  3  of  23  Pages
-------------------                                    ----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     NEA Partners VI, Limited Partnership
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     374,176
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  374,176
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     374,176
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
-------------------------------------------------------------------------------

                              Page 3 of 22 pages

-------------------                                    ----------------------
CUSIP No. 03839F107                 13G                Page  4  of  23  Pages
-------------------                                    ----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Peter J. Barris
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     374,176
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  374,176
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     374,176
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                              Page 4 of 22 pages

-------------------                                    ----------------------
CUSIP No. 03839F107                 13G                Page  5  of  23  Pages
-------------------                                    ----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Nancy L. Dorman
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     374,176
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  374,176
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     374,176
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                              Page 5 of 22 pages

-------------------                                    ----------------------
CUSIP No. 03839F107                 13G                Page  6  of  23  Pages
-------------------                                    ----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ronald H. Kase
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     374,176
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  374,176
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     374,176
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                              Page 6 of 22 pages

-------------------                                    ----------------------
CUSIP No. 03839F107                 13G                Page  7  of  23  Pages
-------------------                                    ----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     C. Richard Kramlich
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     374,176
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  374,176
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     374,176
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                              Page 7 of 22 pages

-------------------                                    ----------------------
CUSIP No. 03839F107                 13G                Page  8  of  23  Pages
-------------------                                    ----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Arthur J. Marks
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     374,176
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  374,176
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     374,176
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                              Page 8 of 22 pages

-------------------                                    ----------------------
CUSIP No. 03839F107                 13G                Page  9  of  23  Pages
-------------------                                    ----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Thomas C. McConnell
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     374,176
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  374,176
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     374,176
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                              Page 9 of 22 pages

-------------------                                    ----------------------
CUSIP No. 03839F107                 13G                Page  10  of  23  Pages
-------------------                                    ----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John M. Nehra
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     374,176
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  374,176
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     374,176
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                              Page 10 of 22 pages

-------------------                                    -----------------------
CUSIP No. 03839F107                 13G                Page  11  of  23  Pages
-------------------                                    -----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Charles W. Newhall III
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     374,176
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  374,176
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     374,176
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                              Page 11 of 22 pages

ITEM 1(a).  NAME OF ISSUER: Aquila Biopharmaceuticals, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            175 Crossing Boulevard, Framingham, Masssachusetts 01702.

ITEM 2(a). NAMES OF PERSONS FILING: New Enterprise Associates VI, Limited Partnership ("NEA VI"); NEA Partners VI, Limited Partnership ("NEA Partners VI"), which is the sole general partner of NEA VI; and Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), John M. Nehra ("Nehra") and Charles W. Newhall III ("Newhall") (the "General Partners"). The General Partners are individual general partners of NEA Partners VI. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of NEA VI, NEA Partners VI, Barris, Dorman, Marks, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

ITEM 2(c). CITIZENSHIP: Each of NEA VI and NEA Partners VI is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value ("Common Stock").

ITEM 2(e).  CUSIP NUMBER: 03839F107

ITEM 3.          IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
                 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 (a)  [ ] Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

                 (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

                 (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                 (d)  [ ] Investment Company registered under Section 8 of
                          the Investment Company Act of 1940.

                 (e)  [ ] Investment Adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E).

                 (f)  [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F).

                 (g)  [ ]  A Parent Holding Company, in accordance with
                           Section 240.13d-1(b)(1)(ii)(G).

                 (h)  [ ]  A saving association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                             Page 12 of 22 pages

                 (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

                 (j)  [ ]  Group, in accordance with
                           Section 240.13d-1(b)(1)(ii)(J).

                 None of the above.

ITEM 4.     OWNERSHIP.

            (a) Amount Beneficially Owned: NEA VI is the record owner of 374,176 shares of Common Stock (the "Record Shares") as of December 31, 1998. As the sole general partner of NEA VI, NEA Partners VI may be deemed to own beneficially the Record Shares. As the general partners of NEA Partners VI, the sole general partner of NEA VI, each of Barris, Dorman, Kase, Kramlich, Marks, McConnell, Nehra and Newhall may also be deemed to own beneficially the Record Shares. Therefore, each Reporting Person may be deemed to own benefically 374,176 shares.

            (b) Percent of Class: Each Reporting Person: 5.4%. The foregoing percentage is calculated based on the 6,990,386 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Aquila Biopharmaceuticals, Inc. for the quarter ended September 30, 1998, as adjusted pursuant to Rule 13d-13(d)(1).

            (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

                 (ii) shared power to vote or to direct the vote: 374,176 shares for each Reporting Person.

                 (iii) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

                 (iv) shared power to dispose or to direct the disposition of: 374,176 shares for each Reporting Person.

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock execpt for the shares, if any, such Reporting Person holds of record.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

                             Page 13 of 22 pages

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                             Page 14 of 22 pages

                                  SIGNATURE

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 10, 1999


NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP

By:   NEA PARTNERS VI, LIMITED PARTNERSHIP

      By:               *
          ------------------------------------------
          Charles W. Newhall III
          General Partner

NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner

                        *
----------------------------------------------------
Peter J. Barris

                        *
----------------------------------------------------
Ronald Kase

                        *
----------------------------------------------------
John M. Nehra

                        *
----------------------------------------------------
C. Richard Kramlich

                        *
----------------------------------------------------
Arthur J. Marks

                               Page 15 of 22 pages

                        *
----------------------------------------------------
Thomas C. McConnell


                        *
----------------------------------------------------
Charles W. Newhall III


                                       *By: /s/ Nancy L. Dorman
                                            -----------------------------------
                                            Nancy L. Dorman, in her individual
                                            capacity and as Attorney-in-Fact

-------------------------------------------------------------------------------
This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13,
1992 in connection with a Schedule 13G for Advanced Interventional Systems
Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               Page 16 of 22 pages

                                                          EXHIBIT 1

                                  AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Aquila Biopharmaceuticals, Inc.

    EXECUTED as a sealed instrument this 10th day of February, 1999


NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP

By:   NEA PARTNERS VI, LIMITED PARTNERSHIP

      By:               *
          ------------------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner

                        *
----------------------------------------------------
Peter J. Barris


                        *
----------------------------------------------------
Ronald Kase


                        *
----------------------------------------------------
John M. Nehra

                        *
----------------------------------------------------
C. Richard Kramlich


                        *
----------------------------------------------------
Arthur J. Marks

                               Page 17 of 22 pages

                        *
----------------------------------------------------
Thomas C. McConnell

                        *
----------------------------------------------------
Charles W. Newhall III



                                       *By: /s/ Nancy L. Dorman
                                            -----------------------------------
                                            Nancy L. Dorman, in her individual
                                            capacity and as Attorney-in-Fact

-------------------------------------------------------------------------------
This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               Page 18 of 22 pages

                                                                 EXHIBIT 2

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                       /s/ Raymond L. Bank
                                       ------------------------------
                                       Raymond L. Bank

                                       /s/ Thomas R. Baruch
                                       ------------------------------
                                       Thomas R. Baruch

                                       /s/ Cornelius C. Bond, Jr.
                                       ------------------------------
                                       Cornelius C. Bond, Jr.

                                       /s/ Frank A. Bonsal, Jr.
                                       ------------------------------
                                       Frank A. Bonsal, Jr.

                                       /s/ James A. Cole
                                       ------------------------------
                                       James A. Cole


                             Page 19 of 22 pages

                                       /s/ Nancy L. Dorman
                                       ------------------------------
                                       Nancy L. Dorman

                                       /s/ Neal M. Douglas
                                       ------------------------------
                                       Neal M. Douglas

                                       /s/ John W. Glynn, Jr.
                                       ------------------------------
                                       John W. Glynn, Jr.

                                       /s/ Curran W. Harvey
                                       ------------------------------
                                       Curran W. Harvey

                                       /s/ Ronald Kase
                                       ------------------------------
                                       Ronald Kase

                                       /s/ C. Richard Kramlich
                                       ------------------------------
                                       C. Richard Kramlich

                                       /s/ Robert F. Kuhling
                                       ------------------------------
                                       Robert F. Kuhling

                                       /s/ Arthur J. Marks
                                       ------------------------------
                                       Arthur J. Marks

                                       /s/ Thomas C. McConnell
                                       ------------------------------
                                       Thomas C. McConnell

                                       /s/ Donald L. Murfin
                                       ------------------------------
                                       Donald L. Murfin

                                       /s/ H. Leland Murphy
                                       ------------------------------
                                       H. Leland Murphy


                         Page 20 of 22 pages

                                       /s/ John M. Nehra
                                       ------------------------------
                                       John M. Nehra

                                       /s/ Charles W. Newhall III
                                       ------------------------------
                                       Charles W. Newhall III

                                       /s/ Terry L. Opdendyk
                                       ------------------------------
                                       Terry L. Opdendyk

                                       /s/ Barbara J. Perrier
                                       ------------------------------
                                       Barbara J. Perrier

                                       /s/ C. Vincent Prothro
                                       ------------------------------
                                       C. Vincent Prothro

                                       /s/ C. Woodrow Rea, Jr.
                                       ------------------------------
                                       C. Woodrow Rea, Jr.

                                       /s/ Howard D. Wolfe, Jr.
                                       ------------------------------
                                       Howard D. Wolfe, Jr.

                                       /s/ Nora M. Zietz
                                       ------------------------------
                                       Nora M. Zietz


                           Page 21 of 22 pages

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                       /s/ Peter J. Barris
                                       ------------------------------
                                       Peter J. Barris

                                       /s/ Debra E. King
                                       ------------------------------
                                       Debra E. King

                                       /s/ Peter T. Morris
                                       ------------------------------
                                       Peter T. Morris

                                       /s/ Hugh Y. Rienhoff, Jr.
                                       ------------------------------
                                       Hugh Y. Rienhoff, Jr.

                                       /s/ Alexander Slusky
                                       ------------------------------
                                       Alexander Slusky

                                       /s/ Louis B. Van Dyck
                                       ------------------------------
                                       Louis B. Van Dyck







                           Page 22 of 22 pages